Exhibit 10.4 (xviii)
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of December 8, 2025 (the “Effective Date”), is by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and John Reilly (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has appointed Executive as President and Chief Executive Officer of the Company, effective as of the Effective Date; and

WHEREAS, the Company and Executive desire to enter into this Agreement to reflect the terms of Executive’s employment as President and Chief Executive Officer of the Company.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company as its President and Chief Executive Officer upon the terms and conditions contained in this Agreement effective as of the Effective Date. As of the Effective Date, Executive will also be appointed as a member of the Board. Executive’s employment with the Company as President and Chief Executive Officer under the terms of this Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until (and including) the three- (3-) year anniversary of the Effective Date (the “Term”), subject to automatic renewal for successive one (1) year periods thereafter (each, a “Renewal Term”), provided either party can give written notice of non-renewal at least ninety (90) days’ prior to the expiration of the Term or then-current Renewal Term. The Term and each Renewal Term, if any, shall be collectively referred to hereinafter as the “Employment Period.”
2.Duties. During the Employment Period, Executive shall serve on a full-time basis, and perform services in a capacity and in a manner consistent with Executive’s position for the Company, reporting to the full Board. Executive shall have the title of President and Chief Executive Officer commencing as of the Effective Date and shall have such duties, authorities and responsibilities as are consistent with the customary duties, authorities and responsibilities of such a position for a public company, and as the Board may designate from time to time while the Executive serves as the President and Chief Executive Officer of the Company.
While Executive is the President and Chief Executive Officer of the Company, Executive will report directly to the full Board. Executive shall devote substantially all of Executive’s business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Company; provided that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its sole discretion, participating on one (1) board of directors or similar body of a for-profit organization, in each case, so long as such activities in the aggregate do not (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii), (iii), and (iv) only, detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”) without additional compensation including, and being subject to election by the shareholders of the Company from time to time, serving as a member of the Board during the Employment Period.
3.Location of Employment. Executive’s principal place of employment shall initially be at the Company’s corporate office located in Charlotte, North Carolina, subject to reasonable business travel consistent with Executive’s duties and responsibilities.
4.Compensation.
4.1Base Salary.
(a)In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $1,100,000 during the Employment Period. Executive’s Base Salary will be reviewed from time to time for possible increase (but will not decrease, except in the event of an across-the-board reduction applicable to substantially all senior executives of the Company).
(b)The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, including income, FICA, and Medicare contributions, and similar deductions.
4.2Incentive Compensation. During the Employment Period, Executive will be eligible to participate in one or more of the Company’s cash incentive compensation plans and equity incentive plans (awards or compensation under any such plans being referred to as “Incentive Compensation”) at a level appropriate to Executive’s position and performance, as solely determined by the Board. Executive’s target level of Incentive Compensation as set forth in this Section 4.2 (other than the Inducement Awards as defined below in Section 4.2(c)) will be reviewed from time to time but will not decrease, except in the event of an across-the-board reduction applicable to substantially all senior executives of the Company.
(a)Annual Cash Incentive Compensation.
(i)Executive shall be eligible to receive an annual cash incentive award (“Annual Cash Incentive”) in respect of each of the Company’s full fiscal years during the Employment Period, with a target bonus opportunity equal to 150% of Base Salary (“Target Annual Cash Incentive”) and a maximum bonus opportunity equal to 300% of Base Salary. The Board will establish the applicable service-based and performance-based goals, which may include adjusted EBITDA or other criteria, and corresponding attainment percentages.
(ii)Any Annual Cash Incentive payable to Executive for a calendar year shall be paid to Executive at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 of the calendar year following the end of the calendar year to which such Annual Cash Incentive relates. Executive shall not be paid any Annual Cash Incentive with respect to a calendar year unless Executive is employed with the Company on the last day of the calendar year to which such Annual Cash Incentive relates, except as otherwise set forth in Section 6 hereof and in compliance with Section 12.7.
(b)Annual Equity Incentive Compensation. For each year of the Employment Period beginning in 2026, Executive shall receive an award under the Company’s 2024 Omnibus Incentive Plan (or a successor plan) (the “Stock Incentive Plan”) in accordance with the following, with the terms and conditions as set forth in applicable the award agreement issued under the Stock Incentive Plan, at the same time the Company generally makes equity grants to other senior executives of the Company (the “Annual Equity Award”).
(i)The target number of shares underlying each Annual Equity Award shall be determined by dividing $5,625,000 by the closing trading price of the Company’s common stock on the date of the Annual Equity Award grant.
(ii)Unless otherwise specified by the Board, the form of the Annual Equity Award for 2026 shall be seventy percent (70%) performance stock units (PSUs) and thirty percent (30%) restricted stock units (RSUs). The form of the Annual Equity Award will be determined by the Board on the same basis as for other senior executives of the Company.
(iii)The Board will establish for each Annual Equity Award the applicable service-based and/or performance-based goals on the same basis as such goals are set for other senior executives of the Company.
(c)Inducement Equity Awards. Effective as of the Effective Date, Executive shall be granted stock unit awards under the Stock Incentive Plan with an aggregate grant date value of $7,500,000 (the “Inducement Awards”), comprised as follows: (i) $2,500,000 grant date value in the form of restricted stock units (RSUs), vesting in equal one-third installments on each of the first three anniversaries of the grant date based on the continued

service of Executive, and (ii) $5,000,000 grant date value in the form of performance stock units (PSUs), vesting on the third anniversary of the grant date based on the continued service of Executive and achieving specified performance goals. The terms and conditions of Inducement Awards, including the applicable performance goals for the PSUs, shall be set forth in the award agreement evidencing such award, which shall be separately provided to Executive.
4.3Vacation. Executive shall be entitled to five (5) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time, subject to a maximum accrual of 250 hours.
4.4Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit and compensation plans, including but not limited to medical, disability, life insurance, 401(k) and deferred compensation plans (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan; provided, that the Company shall cover the costs of an annual physical for Executive under the Company’s medical plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.
4.5Business Expenses. During the Employment Period reasonable travel, entertainment, and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.
4.6Relocation Expenses. The Company shall reimburse Executive for all moving, packing, shipping, travel, storage, remaining lease payments owed at former address and other relocation expenses incurred in connection with Executive’s relocation to the Charlotte, North Carolina area up to a maximum amount of $75,000 in the aggregate in respect of all relocation expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
5.Termination. Executive’s employment hereunder may only be terminated as follows:
5.1Death. Automatically in the event of the death of Executive;
5.2Disability. At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) one hundred eighty (180) days in any twelve- (12-) month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected by the Company;
5.3By Company. At the option of the Company by majority vote of the entire Board:
(a)for Cause (as defined in Section 6.4 and subject to the notice and cure provisions therein); or
(b)without Cause, but subject to ten (10) days prior written notice to Executive (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.3).
5.4By Executive For Good Reason. At the option of Executive for Good Reason (as provided in Section 6.4); or
5.5By Executive Without Good Reason. At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice) subject to Section 6.5 to the extent applicable.
6.Severance Payments.
6.1Termination Without Cause, Disability or Resignation for Good Reason. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause (and not for death) or pursuant to Section 5.2 (Disability) or by Executive for Good Reason (as defined in Section 6.4), subject to Section 6.5 and Section 12.7, Executive shall be entitled to:
(a)within thirty (30) days following such termination: (i) payment of Executive’s accrued and unpaid Base Salary; (ii) reimbursement of expenses under Section 7 hereof; and (iii) payment for accrued and unused vacation days, in each case accrued as of the date of termination;
(b)and:
(i)an amount equal to two (2) times Executive’s Base Salary and Target Annual Cash Incentive at the time of termination of employment, payable in a single lump sum payment to be paid on the first payroll date following the sixtieth (60th) day after Executive’s termination of employment, provided that such payments are subject to the provisions of Sections 6.5 and 12.7;
(ii)if such termination occurs following a Disability under Section 5.2 – monetary payments actually received by Executive from a bona fide short-term or long-term disability plan maintained by the

Company shall be used to reduce any payment made by the Company pursuant to this Section 6.1(b) on a dollar for dollar basis; provided that: (w) the disability plan payments qualify as “disability pay” under Treasury Regulation Section 31.3121(v)(2)-1(b) (4)(iv)(C); (x) such reduction does not otherwise affect the time of payment of such Base Salary or the provision of benefits; (y) the disability plan covers a substantial number of employees and, was in effect before Executive became Disabled; and (z) any subsequent amendment of such plan or any change in the benefits payable under such plan results from actions taken by an independent third party or, if taken by the Company that they are generally applicable to a substantial number of other employees;
(c)any Annual Cash Incentive award earned with respect to a calendar year ending on or prior to the date of such termination of employment but unpaid as of such date, shall be payable at the same time such payment would be made if Executive continued to be employed by the Company;
(d)a pro-rata portion of Executive’s Annual Cash Incentive award for the calendar year in which Executive’s termination of employment occurs (determined by multiplying the amount of such Annual Cash Incentive, measured pursuant to the metrics established by the Board, that would be due for the full calendar year, by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed with the Company and the denominator of which is 365 based on actual performance) and payable at the same time that other senior executives of the Company receive bonus payments in respect of the calendar year in which such termination occurs, but in no event later than March 15 of the calendar year following the end of the calendar year to which such cash incentive award relates;
(e)an after-tax lump sum amount equal to eighteen (18) months of premiums for continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, as amended (“COBRA”) under the Company’s group medical plans as in effect from time to time, less the amount of Executive’s portion of such premiums determined as if Executive were an active employee;

(f)if such termination is the result of a termination by the Company without Cause, Disability, or resignation by Executive for Good Reason, then, subject to Executive executing a general release of all claims as set forth in Section 6.5, Executive shall become fully vested in all outstanding equity awards granted under the Stock Incentive Plan, that are scheduled to vest within the eighteen- (18-) month period following Executive’s date of termination, with performance-based awards vesting based on actual performance measured at the end of the performance period; provided that, in the event such termination occurs within the eighteen- (18-) month period following a Change in Control, Executive shall become fully vested in all outstanding equity awards granted under the Stock Incentive Plan, with performance-based awards deemed to be vested at the target level of performance. Executive shall receive payments on the payment date as provided in the applicable award agreement as if Executive were employed by the Company on the relevant payment date. All such equity awards shall otherwise be paid or vest pursuant to the terms of the original award agreements, but without regard to any continuing employment requirements or proration.
(g)Facility of Payments in the Event of Death After Termination of Employment. Severance payments (made by reason of terminations without Cause, for Disability, Resignation for Good Reason, and after a Change in Control) which have not yet commenced (i.e., because of the six-month waiting period under Section 12.7), or which have commenced, but are unpaid at death of Executive (i.e., during months six to twelve months after termination), will be paid to Executive’s designated beneficiary or legal representative, as applicable; and,
(h)Other Accrued Amounts. All other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance).
6.2Termination due to Death. Upon the termination of Executive’s employment due to Executive’s death pursuant to Section 5.1, subject to Section 6.5 hereof, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (d), (f) and (h) hereof. In addition, subject to Executive’s spouse and eligible dependents timely election of continuation coverage under the COBRA, the Company shall pay to Executive’s spouse and eligible dependents in a lump sum an after-tax amount equal to twelve (12) months of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Executive’s portion of the premium determined as if Executive were an active employee.
6.3Termination For Any Other Reason. Upon the termination of Executive’s employment for any reason other than by the Company without Cause, as a result of death or Disability or by Executive for Good Reason, including without limitation a termination by the Company for Cause or a resignation by Executive without Good Reason, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (g) and (h) hereof.
6.4Certain Definitions. For purposes of this Agreement:
(a)“Cause” shall mean:

(i)Executive’s willful and continued failure to perform his duties hereunder or to follow the lawful direction of the Board or a material breach of fiduciary duty after written notice specifying the failure or breach;
(ii)Theft or fraud, with regard to the Company or in connection with Executive’s duties;
(iii)Executive’s conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud, or moral turpitude;
(iv)material violation of the Company’s Code of Conduct or similar written policies after written notice specifying the failure or breach;
(v)an act of gross negligence or willful misconduct by Executive that relates to the affairs of the Company;
(vi)a material breach by Executive of any provision of this Agreement;
(vii)a final, non-appealable determination by a court or other governmental body of competent jurisdiction that a material violation by Executive of federal or state securities laws has occurred; or
(viii)as provided in Section 12.1 hereof.
provided however, that Cause shall not exist unless (A) the Company has given Executive written notice of any termination, setting forth the conduct that is alleged to constitute Cause, within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) the Company has provided Executive at least thirty (30) days following the date on which such notice is provided to both meet with the Board and to cure such conduct and Executive has failed to do so. Failing such cure, a termination of employment by the Company for Good Reason shall be effective on the day following the expiration of such cure period. Failure to achieve any specified performance goals shall not constitute Cause.
(b)“Change in Control” shall mean a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations § 1.409A- 3(i)(5), or any successor provision.
(c)“Good Reason” shall mean, without Executive’s express consent:
(i)any material diminution in Executive’s responsibilities, authority or duties as President and Chief Executive Officer;

(ii)any material reduction in (x) Executive’s aggregate amount of Base Salary or (y) target Incentive Compensation opportunity under Sections 4.2(a) and (b) (except in the event of an across-the-board reduction in Base Salary or Incentive Compensation opportunity applicable to substantially all senior executives of the Company);
(iii)a material breach of this Agreement by the Company; or
(iv)any adverse change in the reporting relationship as set forth in Section 2 of this Agreement.

provided however, that no event described in clause (i) or (ii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period; and

provided further, that from time to time, the Board may assign advisors, board members, executive chairs, or similar roles to provide support to the Chief Executive Officer for specific assignments and duties. The duties and durations of those assignments will be developed and agreed to in cooperation with Executive and shall not constitute Good Reason.
(d)“Noncompetition Period” shall mean during Executive’s employment and (i) the twenty-four- (24-) month period immediately following the date of Executive’s termination, but if such period of time is deemed unreasonable or overbroad by a court of law, then: (ii) eighteen (18) months thereafter, but if such period of time is deemed unreasonable by a court of law, then (iii) twelve (12) months thereafter. For purposes of clarity, a Noncompetition Period shall apply to any form of termination of employment, including but not limited to, termination without Cause, termination for Cause, resignation for Good Reason or resignation without Good Reason.
6.5Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be payable only if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A, provided that, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination and provided further that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, payments shall always be made in the second calendar year. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Sections 6.1(a), (c) and (h) hereof). In addition, severance shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 below.
6.6No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Agreement, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.
7.Reimbursement of Expenses. Subject to Section 6.5 and Section 12.7, the Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company as in effect from time to time; provided that Executive shall present all such proper receipts or other proof of expenditure promptly following the date the expense was incurred, but in no event later than one week after the date the expense was incurred, and reimbursement shall be made promptly thereafter. When traveling for Company business, Executive shall be subject to Company travel policies.
8.Restrictions on Activities of Executive.
8.1Confidentiality.
(a)Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive’s employment with the Company pursuant to this Agreement, Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 8.1 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non- confidential basis from a source other than the Company, or its executive officers or advisors; provided that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 8.1 shall survive any termination of this Agreement. During the Employment Period Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Period, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 8.1 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
(b)For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean: (i) the business of amusement and water parks; (ii) leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of Executive’s termination, in each case, to the extent such business is primarily related to the business of amusement and water parks or leisure theme parks; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above provided that, in determining when an entity is in a “Business”, the Board will not act unreasonably in making such determination.
(c)Notwithstanding Executive’s obligations in this Agreement relating to Confidential Information, this Agreement shall not be applied to limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (a “Government Agency”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. Additionally, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) in court proceedings if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to the Executive’s attorney in such lawsuit, provided that the Executive must file any document containing the trade secret under seal, and the Executive may not disclose the trade secret, except pursuant to court order. The activities or disclosures described in this Section 8.1(c) shall be referred to in this Agreement as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will the Executive be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company.
8.2Non-Competition.
(a)Executive agrees that, during the Noncompetition Period, Executive will not:

(i)directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, consultant, contractor, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business:
(A)in which ten percent (10%) or more of whose annual revenues are derived from a Business as defined above; and
(B)which conducts business in any locality or region of the United States, Ontario or Quebec, Canada, or the Mexico City, Mexico area (whether or not such competing entity or business is physically located in the United States, Canada, or Mexico) or any other area where Business is being conducted by the Company on the date Executive’s employment is terminated hereunder or in each and every area where the Company has taken substantial and material steps to conduct such Business as of the date Executive’s employment is terminated hereunder; and
(ii)either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into, or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company with whom Executive has had material contacts or has learned Confidential Information about, in either case, during the last two (2) years of Executive’s service with the Company; provided that the restrictions of Section 8.2(a)(i)(B) above shall also apply to any person, company, firm, or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action.
Notwithstanding the forgoing, (x) Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of five percent (5%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section 8.2(a) and (y) Executive may be employed with a person, sole proprietorship, partnership, firm, corporation, company, institution, or other entity engaged in the Business provided that Executive’s services do not include engaging in the Business and Executive is not in a position where Executive could reasonably be expected to use, rely upon, or disclose Confidential Information.
(b)Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm, or other entity, except in his capacity as an executive of the Company:
(i)seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or
(ii)solicit or employ any such person who was providing services to the Company within twelve (12) months prior to the date of such solicitation or employment, in any locality or region of the United States or Canada and in each and every other area where the Company conducts its Business;

provided; however, that the restrictions set forth in this Section 8.2(b) shall cease upon the expiration of the Noncompetition Period and shall not prohibit Executive from engaging in general solicitation for employees, so long as such solicitation is general in nature and does not specifically target any employee of the Company.
8.3Assignment of Inventions.
(a)Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “ Inventions ”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees.

Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
8.4Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smart phones, cell phones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the Business, the Company’s customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant.
8.5Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable as an officer of the Company, a member of the Board, and a member of the board of directors or similar body of any of the Company’s Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).
8.6Cooperation. During and following the Employment Period, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.
8.7Non-Disparagement. During his employment with the Company and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”), and the Company agrees to provide an instruction to the members of the Company’s Board not to disparage Executive. For purposes of this Section 8.7, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage either Executive or the Company Parties. Notwithstanding the foregoing, nothing in this Section 8.7 shall prevent Executive from engaging in any Protected Activities or from Executive or a Company Party from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.
8.8Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post- termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
8.9Survival. This Section 8 and Section 9 hereof shall survive any termination or expiration of this Agreement or employment of Executive.
9.Remedies; Scope.
9.1It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company (or to Executive in the case of Section 8.7) and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company

(or Executive in the case of a breach of Section 8.7) shall be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, and in the event of a final, non-appealable determination by a federal or state court of competent jurisdiction that a breach of any provision of Section 8 above has occurred, if such breach of Section 8 above satisfies the Forfeiture Criteria and occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), the Company shall be entitled to recover any severance payments made to Executive.
9.2Scope. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under Section 8 and Section 9.1 , and hereby acknowledges and agrees that the same are reasonable and necessary in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
10.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
11.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered (a) by hand or mailed by certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:    8701 Red Oak Boulevard
Charlotte, NC 28217
Attn: Chief Legal & Compliance Officer

If to Executive:    The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.
12.Miscellaneous.

12.1Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to continue employment. Executive acknowledges and agrees that he has had the opportunity to consult with legal counsel or other advisor of his choice, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.
12.2No Mitigation; Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
12.3Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, term sheets and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
12.4Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
12.5Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
12.6Reporting and Withholding. The Company shall be entitled to report all income and withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign income tax withholding, FICA contributions, Medicare contributions, or other taxes, charges or deductions which it is from time to time required to withhold or that Executive has authorized the Company to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
12.7Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:
(a)The parties agree that this Agreement shall be interpreted to comply with or, to the extent possible, be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except to the extent attributable to a breach of this Agreement by the Company, in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” if no exemption or exclusion from Section 409 (A) is determined to apply, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest at the prime rate during the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates and in the normal payment forms specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section

409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, unless provided otherwise herein.
12.8Arbitration.
(a)Executive and the Company agree that, except as provided in Section 12.8(h) below, any dispute, claim, or controversy between them, including without limitation disputes, claims, or controversies arising out of or relating to this Agreement or Executive’s employment with the Company or the termination of that employment, shall be settled exclusively by final and binding arbitration. Judgment upon the award of the arbitrators may be entered and enforced in any federal or state court having jurisdiction over the parties. Executive and the Company expressly acknowledge that this agreement to arbitrate applies without limitation to any disputes, claims or controversies between them, including without limitation claims of unlawful discrimination (including without limitation claims under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and all amendments to those statutes, as well as state anti-discrimination statutes), harassment, whistleblowing, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims, and tort claims under federal, state, or local law, whether created by statute or the common law. By agreeing to submit any and all claims to arbitration (except as set forth in Section 12.8(h) below), Executive and the Company expressly waive any right that they may have to resolve any disputes, claims, or controversies through any other means, including a jury trial or bench trial.
(b)The arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) except as provided in this Agreement.

Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two (2) arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA in accordance with AAA’s arbitrator selection procedures, including the provision of a list of potential arbitrators to both parties. Each member of the panel shall be a lawyer admitted to practice law for a minimum of 15 years.
(c)Executive and the Company waive their right to file any arbitration on a class or collective basis; both Executive and the Company agree to file any arbitration only on an individual basis and agree not to file any arbitration as a representative of any class or group of others. Therefore, neither Executive nor the Company will seek to certify a class or collective arbitration or otherwise seek to proceed in arbitration on a representative basis, and the arbitrators shall have no authority to conduct a proceeding as a class or collective action or to award any relief to a class of employees. Nor shall Executive or the Company participate in any class or collective action involving claims covered by this Agreement, but instead shall arbitrate all claims covered by this Agreement on an individual basis.
(d)The arbitration panel shall have authority to award any remedy or relief that an North Carolina or federal court in North Carolina could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Notwithstanding the above, any remedy for an alleged breach of the Agreement, wrongful discharge, or constructive discharge, or claims related to compensation and benefits will be governed solely by the applicable provisions of this Agreement, with no right to compensatory, punitive, or equitable relief. Further notwithstanding the foregoing, given the nature of Executive’s position with the Company, the arbitrator shall not have the authority to order reinstatement, and Executive waives any right to reinstatement to the full extent permitted by law.
(e)The arbitrator may award attorneys’ fees and costs to the extent authorized by statute. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved the issues. The costs of the arbitration panel shall be borne by the parties in accordance with the Employment Arbitration Rules of the AAA.
(f)All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (I) to the extent that the parties agree otherwise in writing; (ii) as necessary in any subsequent proceedings between the parties, such as to enforce the arbitration award; or (iii) as otherwise compelled by law.
(g)The terms of this arbitration Agreement are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. This Agreement to arbitrate shall be governed by the Federal Arbitration Act. The claims, disputes, and controversies submitted to arbitration will be governed by North Carolina law and applicable federal law. The arbitrators shall have exclusive jurisdiction to decide questions concerning the interpretation and enforceability of this Agreement to arbitrate, including but not limited to questions of whether the parties have agreed to arbitrate a particular claim, whether a binding contract to arbitrate has been entered into, and whether the Agreement to arbitrate is unconscionable or otherwise unenforceable; provided however , that it is agreed that the arbitrators shall have no authority to decide any questions as to whether the waiver of class and collective actions is valid or enforceable and all questions of the validity or enforceability of the waiver shall be decided by a court, not the arbitrators, and the court shall stay any arbitration that purports to proceed as a class or collective action or where the claimant in the arbitration seeks to otherwise act in a representative capacity.
(h)The parties agree and acknowledge that the promises and agreements set forth in Sections 8.1 (Confidentiality) and 8.2 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth in this Section 12.8, but rather such claims may be brought in any federal or state court of competent jurisdiction. This Agreement to arbitrate does not apply to claims arising under federal statutes or applicable law that prohibit pre-dispute arbitration agreements. This Agreement to arbitrate does not preclude Executive from filing a claim or charge with a governmental administrative agency, such as the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission, or from filing a workers’ compensation or unemployment compensation claim in a statutorily-specified forum.
12.9Code Section 280G. If the present value of all payments, distributions and benefits provided to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise which constitute a “parachute payment” when aggregated with other payments, distributions, and benefits which constitute “parachute payments,” exceed two hundred ninety-nine percent (299%) of Executive’s “base amount,” then such payments, distributions and benefits shall either be (i) paid and delivered in full, or (ii) paid and delivered in such lesser amount as would result in no portion of such payments, distributions and benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the Excise Tax) results in the receipt by Executive on an after-tax basis of materially larger payments, distributions and benefits as determined by the

Company. As used herein, “parachute payment” has the meaning ascribed to it in Section 280G(b)(2) of the Code, without regard to Code Section 280G(b)(2)(A)(ii); and “base amount” has the meaning ascribed to it in Code Section 280G and the regulations thereunder. If the “present value” as defined in Code Sections 280G(d)(4) and 1274(b) (2), of such aggregate “parachute payments” as determined by the Company exceeds the 299% limitation set forth herein and subparagraph (ii) above applies, such payments, distributions and benefits shall be reduced by the Company in accordance with the order of priority set forth below so that such reduced amount will result in no portion of the payments, distributions and benefits being subject to the Excise Tax. Such payments, distributions and benefits will be reduced by the Company in accordance with the following order of priority (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards; and (C) reduction of employee benefits. If acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. All determinations required to be made under this Section 12.9 shall be made by a certified public accounting firm of national standing (“Accounting Firm”) as determined by the Company and such selected Accounting Firm shall provide detailed supporting calculations both to the Company and Executive. Any determination by the Accounting Firm shall be binding.
12.10Indemnification; Liability Insurance. To the extent provided in the Company’s Code of Regulations and Certificate of Incorporation, and subject to the limitations on indemnification provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations thereto (the “Dodd-Frank Act”), the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. Executive shall be provided with the same level of directors and officers liability insurance coverage provided to other directors and officers of the Company on the same terms and conditions applicable to such other directors and officers.
12.11Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of North Carolina, without regard to the conflicts of law provisions thereof.
12.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
12.13Attorneys’ Fees. The Company shall pay or reimburse Executive for the reasonable attorneys’ fees incurred, if any, in the negotiation, preparation and enforcement of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

By: /s/ Brian Nurse
Name: Brian Nurse
Title: Chief Legal and Compliance Officer and Corporate Secretary

EXECUTIVE

/s/ John Reilly
John Reilly

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) dated     , is made and entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and John Reilly (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement dated      (the “Employment Agreement”); and

WHEREAS, the Employee’s employment the Company has terminated effective __.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Employee agree as follows:
1.General Release and Waiver of Claims.
(a)In consideration of Employee’s right to receive the severance payments and benefits set forth in Sections 6 of the Employment Agreement, the Employee, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Employee”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Company and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Agreement. Such claims include, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq .; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq .; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq .; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq .; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq .; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Employee’s employment with or separation from the Company Released Parties (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and cost.
(b)The Company, on behalf of itself and the other Company Related Parties, hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Employee from any and all claims (as defined above) which such parties have now or in the future may claim to have against Employee based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Agreement.
(c)To the fullest extent permitted by law, and subject to the provisions of Section 1.d and 1.e below, Employee and the Company (each a “party”) represents and affirms that such party has not filed or caused to be filed on their behalf any claim for relief against the other party or any releasee and, to the best of their knowledge and belief, no outstanding claims for relief have been filed or asserted against the other party or any releasee on their behalf. In the event either party has filed or caused to be filed on their behalf any such claim for relief, such party shall promptly withdraw and dismiss such claim with prejudice.
(d)In waiving and releasing any and all waivable claims whether or not now known, Employee and the Company understands that this means that, if they later discovers facts different from or in addition to those facts currently known by them, or believed by them to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and the later discovery of such facts, even if the party would not have agreed to this Agreement if such party had prior knowledge of such facts.
(e)Nothing in this Section 1, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 1.a above), Employee may only seek and receive non-monetary forms of relief through any such claim.
(f)Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Employee (i) of any claims for payments to which the Employee is entitled under the express language of Section 6 of the

Employment Agreement, (ii) of any claims for vested benefits (e.g., medical or 401(k) benefits) and (iii) of any right that the Employee had immediately prior to his termination of employment to be indemnified by any Company Released Party or to coverage under any directors and officers insurance policy and any run-off policy thereto.
2.No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Released Parties or the Employee of any wrongdoing with respect to the other party, any such wrongdoing being expressly denied.
3.Acknowledgement of Waiver and Release of Claims Under ADEA.
(a)The Employee acknowledges that, pursuant to Section 1 hereof, he is agreeing to waive and release any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that he is doing so knowingly and voluntarily. The Employee also acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that he has been advised by the Company, as required by the ADEA, that:
(i)the ADEA waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date he signs this Agreement;
(ii)he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so);
(iii)he has twenty-one (21) days within which to consider this Agreement (although he may choose voluntarily to sign it earlier);
(iv)he has seven (7) days following the date he signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to [PERSON/ADDRESS]; and
(v)this Agreement shall not become effective or enforceable until the first day following the end of the seven-day revocation period; provided that the Employee has signed, returned and not revoked this Agreement in accordance with the terms hereof.
(b)Nothing in this Agreement shall prevent the Employee from challenging or seeking a determination in good faith of the validity of the ADEA waiver and release contained in this Agreement, nor does it prevent the Employee from filing a charge with the EEOC to enforce the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.Miscellaneous.
(a)Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without giving effect to its conflict of laws principles.
(b)Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of North Carolina, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Employee irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.
(c)Prior Agreements. Unless stated otherwise expressly herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.
(d)Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
(e)Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

COMPANY

By:
Name:
Title:
EMPLOYEE

______________________________
John Reilly